                                                             EXHIBIT 2 (iii)

                      ADDENDUM TO STOCK PURCHASE AGREEMENT

         THIS ADDENDUM TO STOCK PURCHASE AGREEMENT (the "Addendum") is entered into as of this 30th day of March, 2000 as an addendum to the Stock Purchase Agreement dated March 31, 1997 (the "Agreement"), entered into by and among JACOB POLLOCK, TRUSTEE OF THE JACOB POLLOCK TRUST U/A DATED MARCH 12, 1991, of Akron, Ohio {"Seller") and RVM INDUSTRIES, INC., a Delaware corporation ("Purchaser").

                                    RECITALS
                                    --------

         A. Pursuant to the Agreement, Seller sold to Purchaser 100 shares of the common stock of Albex Aluminum, Inc., an Ohio corporation ("Albex"), and 450 shares of common stock of Signs and Blanks, Inc. ("SABI") an Ohio corporation.

         B. The Purchase Price for the Albex and SABI shares was to be evidenced by eight percent interest bearing Notes to be issued to Seller on or before July 1, 2000, in an amount determined, in accordance with Section 3 of the Agreement, based upon seven times the average earnings of each of Albex and SABI, before interest and taxes (plus depreciation and amortization and less capital expenditures), less all bearing debt.

         C. Contrary to the Seller's representations contained in Sections 6.10 and 6.26(i), which survived the Closing pursuant to Section 16.3, material problems have arisen with regard to Albex's equipment, business and operations due to failure of certain equipment and valuable know-how to perform as represented.

         D. In order to settle any and all claims related to any cause of action one party to the Agreement may have against the other, the parties hereto desire to enter into this Addendum to restructure the Purchase Price and to waive any claims one party to the Agreement may have against the other as set forth herein.

         NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:

         1. MODIFICATION OF PURCHASE PRICE. The Purchase Price to be paid to Seller under Section 3, will be equal to seven times the average earnings of both Albex and SABI before interest and taxes (plus depreciation and amortization and less capital expenditures), less all interest bearing debt, determined as of March 31, 1999 and 2000.


         2. RELEASE OF INDEMNIFICATIONS. The Seller's obligation to indemnify Indemnified Parties is hereby waived and all provisions related thereto contained in Section 14 of the Agreement are hereby deleted. Purchaser's obligation to indemnify Seller is hereby wived and all provisions related thereto contained in Section 15 of the Agreement are hereby deleted.

         3. MUTUAL RELEASES. Except for claims for breach of this Agreement, Purchaser and Seller on behalf of themselves, and their successors, assigns, agents, employees, attorneys, administrators, executors, servants, and any other person acting in any way on their behalf do hereby release and forever discharge and forgive each other of and from any and all claims, demands, actions, costs, losses, debts, and claims for relief of whatsoever kind or nature, from the beginning of time to the date hereof, whether in law or in equity, which each now has, claims to have, could have claimed, or can claim in the future against the other arising under the Agreement, whether known or unknown from the beginning of time to the date of this Agreement.

         4. REMAINING TERMS AND CONDITIONS. All remaining terms and conditions of the Agreement shall remain in full force and effect. In the event of a conflict between the terms and conditions of this Addendum and the Agreement, the terms and conditions of the Addendum shall control.

         Signed this 30 day of March, 20000.


PURCHASER:
RVM INDUSTRIES, INC.


By: /s/ Richard D. Pollock
   ----------------------------------------------
   RICHARD D. POLLOCK, PRESIDENT

SELLER:

/s/ Jacob Pollock
-------------------------------------------------
JACOB POLLOCK, TRUSTEE OF THE JACOB POLLOCK TRUST
U/A DATED MARCH 12, 1991


                                       2